As filed with the Securities and Exchange Commission on February 27, 2017

Registration No. 333-204775

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Twitter, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-8913779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1355 Market Street, Suite 900

San Francisco, California 94103

(415) 222-9670

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jack Dorsey

Chief Executive Officer

Twitter, Inc.

1355 Market Street, Suite 900

San Francisco, California 94103

(415) 222-9670

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katharine A. Martin, Esq. Lisa Stimmell, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Vijaya Gadde, Esq. Sean Edgett, Esq. Twitter, Inc. 1355 Market Street, Suite 900 San Francisco, California 94103 (415) 222-9670

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-204775, of Twitter, Inc. (the “Registrant”), pertaining to the registration for resale by the selling stockholders named therein of up to 10,425,616 shares of the Registrant’s common stock, par value $0.000005 per share (the “Shares”), which was filed with the Securities and Exchange Commission (the “SEC”) on June 5, 2015 (the “Registration Statement”).

On May 22, 2015, pursuant to the terms of an Agreement and Plan of Reorganization, dated as of April 28, 2015, by and among the Registrant, TellApart, Inc. (“TellApart”) and certain other parties thereto (the “Agreement and Plan of Reorganization”), the Registrant acquired TellApart. In connection with such acquisition, the Registrant agreed to file with the SEC a registration statement on Form S-3 covering the resale of the Shares held by certain former holders of capital stock of TellApart. The Registrant’s obligations with respect to the registration of the Shares have expired, and the Registrant hereby files this amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the Shares that were registered but remain unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on February 27, 2017.

Twitter, Inc.

By:	/s/ JackDorsey
Jack Dorsey
Chief Executive Officer

Note: No other person is required to sign this registration statement in reliance on Rule 478 of the Securities Act of 1933, as amended.